Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Investor contact:	Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS SECOND QUARTER 2018 RESULTS

•	Reports net income of $55 million, or $0.55 per diluted share, on revenues of $2.4 billion

•	Produces $182 million of adjusted EBITDA in the quarter

•	Generates $119 million of operating cash flow and nearly $100 million in manufacturing free cash flow for the trailing twelve months

•	Raises 2018 full-year guidance, driven by strong industry conditions

LISLE, Ill. — June 5, 2018 — Navistar International Corporation (NYSE: NAV) today announced a second quarter 2018 net income of $55 million, or $0.55 per diluted share, compared to a second quarter 2017 net loss of $80 million, or $0.86 per diluted share.

Revenues in the quarter were $2.4 billion, up 16 percent compared to $2.1 billion in the second quarter last year. The increase primarily reflects higher volumes in the company’s Core (Class 6-8 trucks and buses in the United States and Canada) market, where chargeouts were up 17 percent.

Second quarter 2018 EBITDA was $174 million, compared to second quarter 2017 EBITDA of $47 million. Second quarter adjusted EBITDA was $182 million, compared to adjusted EBITDA of $65 million in the comparable period last year.

“We had a great second quarter, delivering stronger than expected results by taking advantage of the robust market conditions,” said Troy A. Clarke, Navistar chairman, president and chief executive officer. “The market continues to respond favorably to our new products, especially our LT Series on highway tractor and the 13-liter A26 engine, which helped us capture two points of year-over-year share growth in the Class 8 segment.”

Navistar ended second quarter 2018 with $1.14 billion in consolidated cash, cash equivalents and marketable securities. Manufacturing cash, cash equivalents and marketable securities were $1.10 billion at the end of the quarter. “We are also pleased to report that on a trailing 12 month basis, we were manufacturing free cash flow positive by nearly $100 million,” Clarke added.

During the quarter, the company launched the International® MV™ Series line of medium-duty trucks. The MV Series launch completed the company’s Project Horizon product refresh, and reflects that initiative’s improved cab design, along with the same driver-centric enhancements already launched in Class 8 vehicles.

“We expect to see our medium share improve as we ramp up deliveries of our new MV model in the second half, and we are also expanding our bus product portfolio this summer with gasoline and rear-engine models,” said Persio Lisboa, Navistar executive vice president and chief operating officer. “Given this and our strong order performance in Q2, we’re confident we are on track to hit our 2018 goal of increasing our total Core market share.”

In the second quarter the company announced its plans to expand its ReNEWed® remanufactured components business product line-up as well as its Fleetrite® private label parts business.

Also during the quarter, Navistar demonstrated its electric school bus, chargE™, which was developed with alliance partner Volkswagen Truck & Bus, on the road for the first time. The national tour kicked off on the West Coast with a number of demonstrations for customers and government officials in March and April, and will visit a number of U.S. locations throughout 2018. Additionally, the company noted that in the first 15 months of operation, Global Truck & Bus Procurement LLC, the procurement joint venture created by Navistar and Volkswagen Truck & Bus, is on track to reach its synergy targets.

Based on stronger industry conditions, the company raised its 2018 full-year guidance:

•	Industry retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be 380,000 units to 410,000 units, with Class 8 retail deliveries of 250,000 to 280,000 units.

•	Navistar revenues are expected to be between $9.75 billion and $10.25 billion.

•	The company’s adjusted EBITDA is expected to be between $725 million and $775 million.

•	Year-end manufacturing cash is expected to be about $1.2 billion.

“The work we’ve done in the first half of the year growing Class 8 share, building our backlog and managing costs, combined with strong industry conditions, positions us to deliver an even stronger second half,” Clarke said.

SEGMENT REVIEW

Summary of Financial Results:

	(Unaudited)
	Three Months Ended April 30,		Six Months Ended April 30,
(in millions, except per share data)	2018	2017	2018	2017
Sales and revenues, net	$2,422	$2,096	$4,327	$3,759
Segment Results:
Truck	$42	$(56)	$35	$(125)
Parts	132	153	269	302
Global Operations	1	(7)	(6)	(11)
Financial Services	19	15	39	28
Net income (loss)(A)	55	(80)	(18)	(142)
Diluted income (loss) per share(A)	$0.55	$(0.86)	$(0.18)	$(1.62)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment – Truck segment net sales increased 22 percent to $1.7 billion in second quarter 2018 compared to second quarter 2017, due to higher volumes in the company’s Core markets, higher export truck volumes, an increase in military sales, and a shift in model mix, partially offset by a decline in Mexico truck volumes. Truck chargeouts in the company’s Core market were up 17 percent year-over-year.

The Truck segment profit increased to $42 million in second quarter 2018, versus a second quarter 2017 loss of $56 million. The improvement was driven by the impact of higher volumes in the company’s Core markets and a decline in used truck losses.

Parts Segment – Parts segment second quarter 2018 net sales were $601 million, down $9 million, or one percent, compared to second quarter 2017, driven by lower U.S. volumes and Blue Diamond Parts (BDP) sales, partially offset by higher Mexico volumes and parts sales related to the Fleetrite™ brand.

The Parts segment recorded a quarterly profit of $132 million in second quarter 2018, down 14 percent versus the same period one year ago, primarily due to lower U.S. margins, higher freight-related expenses and intercompany access fees.

Global Operations Segment – Global Operations segment second quarter 2018 net sales grew 39 percent to $97 million compared to second quarter 2017. This was primarily driven by higher engine volumes in the company’s South America engine operations due to the improving Brazilian economy.

The Global Operations segment recorded a $1 million profit in second quarter 2018 compared to a $7 million loss in the same period one year ago. The year-over-year change was due to higher engine volumes and cost-reduction actions initiated in 2017.

Financial Services Segment – Financial Services segment second quarter 2018 net revenues increased 13 percent to $63 million versus the same period one year ago, primarily driven by higher overall finance receivable balances in the U.S. and Mexico.

Financial Services segment recorded a profit of $19 million in second quarter 2018, an increase of $4 million versus second quarter 2017, primarily due to improved interest margins.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International brand commercial and military trucks, proprietary diesel engines, and IC Bus brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2017, which was filed on December 19, 2017 and our Quarterly Report on Form 10-Q for the quarter ended January 31, 2018, which was filed on March 8, 2018. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
(in millions, except per share data)	2018	2017	2018	2017
Sales and revenues
Sales of manufactured products, net	$2,382	$2,063	$4,249	$3,692
Finance revenues	40	33	78	67

Sales and revenues, net	2,422	2,096	4,327	3,759

Costs and expenses
Costs of products sold	1,987	1,776	3,519	3,146
Restructuring charges	1	2	(2)	9
Asset impairment charges	1	5	3	7
Selling, general and administrative expenses	220	221	442	421
Engineering and product development costs	75	65	150	128
Interest expense	79	89	158	171
Other expense (income), net	(9)	9	40	1

Total costs and expenses	2,354	2,167	4,310	3,883
Equity in income of non-consolidated affiliates	—	2	—	5

Income (loss) before income tax	68	(69)	17	(119)
Income tax expense	(7)	(6)	(22)	(10)

Net income (loss)	61	(75)	(5)	(129)
Less: Net income attributable to non-controlling interests	6	5	13	13

Net income (loss) attributable to Navistar International Corporation	$55	$(80)	$(18)	$(142)

Income (loss) per share attributable to Navistar International Corporation:
Basic	$0.56	$(0.86)	$(0.18)	$(1.62)
Diluted	0.55	(0.86)	(0.18)	(1.62)
Weighted average shares outstanding:
Basic	98.8	93.3	98.7	87.5
Diluted	99.5	93.3	98.7	87.5

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	April 30,	October 31,
(in millions, except per share data)	2018	2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,100	$706
Restricted cash and cash equivalents	40	83
Marketable securities	40	370
Trade and other receivables, net	313	391
Finance receivables, net	1,656	1,565
Inventories, net	1,167	857
Other current assets	201	188

Total current assets	4,517	4,160
Restricted cash	52	51
Trade and other receivables, net	13	13
Finance receivables, net	242	220
Investments in non-consolidated affiliates	54	56
Property and equipment (net of accumulated depreciation and amortization of $2,462 and $2,474, respectively)	1,299	1,326
Goodwill	38	38
Intangible assets (net of accumulated amortization of $139 and $135, respectively)	34	40
Deferred taxes, net	129	129
Other noncurrent assets	109	102

Total assets	$6,487	$6,135

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,504	$1,169
Accounts payable	1,500	1,292
Other current liabilities	1,057	1,184

Total current liabilities	4,061	3,645
Long-term debt	3,846	3,889
Postretirement benefits liabilities	2,422	2,497
Other noncurrent liabilities	685	678

Total liabilities	11,014	10,709
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (103.1 shares issued and 220 shares authorized at both dates)	10	10
Additional paid-in capital	2,729	2,733
Accumulated deficit	(4,951)	(4,933)
Accumulated other comprehensive loss	(2,154)	(2,211)
Common stock held in treasury, at cost (4.3 and 4.6 shares, respectively)	(166)	(179)

Total stockholders’ deficit attributable to Navistar International Corporation	(4,530)	(4,578)
Stockholders’ equity attributable to non-controlling interests	3	4

Total stockholders’ deficit	(4,527)	(4,574)

Total liabilities and stockholders’ deficit	$6,487	$6,135

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended April 30,
(in millions)	2018	2017
Cash flows from operating activities
Net loss	$(5)	$(129)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	73	75
Depreciation of equipment leased to others	36	37
Deferred taxes, including change in valuation allowance	1	(2)
Asset impairment charges	3	7
Amortization of debt issuance costs and discount	15	23
Stock-based compensation	21	12
Provision for doubtful accounts	3	7
Equity in income of non-consolidated affiliates, net of dividends	4	1
Write-off of debt issuance costs and discount	43	4
Other non-cash operating activities	(13)	(9)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(278)	(133)

Net cash used in operating activities	(97)	(107)

Cash flows from investing activities
Purchases of marketable securities	(148)	(589)
Sales of marketable securities	460	440
Maturities of marketable securities	18	17
Net change in restricted cash and cash equivalents	42	(48)
Capital expenditures	(53)	(66)
Purchases of equipment leased to others	(92)	(37)
Proceeds from sales of property and equipment	5	14
Investments in non-consolidated affiliates	—	(2)
Net payments for sales of affiliates	(3)	—

Net cash provided by (used in) investing activities	229	(271)

Cash flows from financing activities
Proceeds from issuance of securitized debt	27	5
Principal payments on securitized debt	(34)	(56)
Net change in secured revolving credit facilities	5	21
Proceeds from issuance of non-securitized debt	2,805	383
Principal payments on non-securitized debt	(2,589)	(278)
Net change in notes and debt outstanding under revolving credit facilities	74	42
Principal payments under financing arrangements and capital lease obligations	—	(1)
Debt issuance costs	(33)	(18)
Proceeds from financed lease obligations	38	16
Issuance of common stock	—	256
Stock issuance costs	—	(11)
Proceeds from exercise of stock options	5	3
Dividends paid by subsidiaries to non-controlling interest	(14)	(15)
Other financing activities	(15)	(3)

Net cash provided by financing activities	269	344

Effect of exchange rate changes on cash and cash equivalents	(7)	1

Increase (decrease) in cash and cash equivalents	394	(33)
Cash and cash equivalents at beginning of the period	706	804

Cash and cash equivalents at end of the period	$1,100	$771

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended April 30, 2018
External sales and revenues, net	$1,688	$601	$89	$40	$4	$2,422
Intersegment sales and revenues	16	—	8	23	(47)	—

Total sales and revenues, net	$1,704	$601	$97	$63	$(43)	$2,422

Income (loss) attributable to NIC, net of tax	$42	$132	$1	$19	$(139)	$55
Income tax expense	—	—	—	—	(7)	(7)

Segment profit (loss)	$42	$132	$1	$19	$(132)	$62

Depreciation and amortization	$34	$1	$2	$14	$3	$54
Interest expense	—	—	—	21	58	79
Equity in income (loss) of non-consolidated affiliates	1	—	(1)	—	—	—
Capital expenditures(B)	30	1	—	—	(8)	23

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended April 30, 2017
External sales and revenues, net	$1,391	$604	$66	$33	$2	$2,096
Intersegment sales and revenues	7	6	4	23	(40)	—

Total sales and revenues, net	$1,398	$610	$70	$56	$(38)	$2,096

Income (loss) attributable to NIC, net of tax	$(56)	$153	$(7)	$15	$(185)	$(80)
Income tax expense	—	—	—	—	(6)	(6)

Segment profit (loss)	$(56)	$153	$(7)	$15	$(179)	$(74)

Depreciation and amortization	$31	$3	$4	$12	$3	$53
Interest expense	—	—	—	21	68	89
Equity in income of non-consolidated affiliates	1	1	—	—	—	2
Capital expenditures(B)	14	1	2	1	2	20

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Six Months Ended April 30, 2018
External sales and revenues, net	$2,916	$1,165	$161	$78	$7	$4,327
Intersegment sales and revenues	39	4	17	44	(104)	—

Total sales and revenues, net	$2,955	$1,169	$178	$122	$(97)	$4,327

Income (loss) attributable to NIC, net of tax	$35	$269	$(6)	$39	$(355)	$(18)
Income tax expense	—	—	—	—	(22)	(22)

Segment profit (loss)	$35	$269	$(6)	$39	$(333)	$4

Depreciation and amortization	$69	$3	$5	$27	$5	$109
Interest expense	—	—	—	42	116	158
Equity in income (loss) of non-consolidated affiliates	1	1	(2)	—	—	—
Capital expenditures(B)	55	1	1	—	(4)	53

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Six Months Ended April 30, 2017
External sales and revenues, net	$2,408	$1,167	$112	$67	$5	$3,759
Intersegment sales and revenues	17	13	8	43	(81)	—

Total sales and revenues, net	$2,425	$1,180	$120	$110	$(76)	$3,759

Income (loss) attributable to NIC, net of tax	$(125)	$302	$(11)	$28	$(336)	$(142)
Income tax expense	—	—	—	—	(10)	(10)

Segment profit (loss)	$(125)	$302	$(11)	$28	$(326)	$(132)

Depreciation and amortization	$68	$6	$7	$25	$6	$112
Interest expense	—	—	—	41	130	171
Equity in income of non-consolidated affiliates	2	2	1	—	—	5
Capital expenditures(B)	57	1	3	1	4	66

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
April 30, 2018	$1,902	$632	$345	$2,298	$1,310	$6,487
October 31, 2017	1,621	632	378	2,207	1,297	6,135

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $44 million and $85 million for the three and six months ended April 30, 2018, respectively, and $40 million and $76 million for the three and six months ended April 30, 2017, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represent the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consist of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

	Three Months Ended April 30,		Six Months Ended April 30,
(in millions)	2018	2017	2018	2017
Income (loss) attributable to NIC, net of tax	$55	$(80)	$(18)	$(142)
Plus:
Depreciation and amortization expense	54	53	109	112
Manufacturing interest expense(A)	58	68	116	130
Adjusted for:
Income tax expense	(7)	(6)	(22)	(10)

EBITDA	$174	$47	$229	$110

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

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	Three Months Ended April 30,		Six Months Ended April 30,
(in millions)	2018	2017	2018	2017
Interest expense	$79	$89	$158	$171
Less: Financial services interest expense	21	21	42	41

Manufacturing interest expense	$58	$68	$116	$130

Adjusted EBITDA Reconciliation:

	Three Months Ended April 30,		Six Months Ended April 30,
(in millions)	2018	2017	2018	2017
EBITDA (reconciled above)	$174	$47	$229	$110

Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	6	7	—	(10)
Asset impairment charges(B)	1	5	3	7
Restructuring of manufacturing operations(C)	1	2	(2)	9
EGR product litigation(D)	—	—	1	—
Debt refinancing charges(E)	—	4	46	4
Pension settlement(F)	—	—	9	—

Total adjustments	8	18	57	10

Adjusted EBITDA	$182	$65	$286	$120

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	In the first and second quarters of 2018, we recorded $2 million and $1 million, respectively, of impairment charges related to the sale of our railcar business in Cherokee, Alabama and certain assets under operating leases. In the first and second quarters of 2017, we recorded $2 million and $5 million respectively, of asset impairment charges related to certain assets under operating leases.
(C)	In the first and second quarters of 2018, we recorded a benefit of $3 million and a restructuring charge of $1 million, respectively, related to adjustments for restructuring in our Truck, Global Operations and Corporate segments. In the first and second quarters of 2017, we recorded $7 million of restructuring charges related to the 2011 closure of our Chatham, Ontario plant and $2 million of Corporate restructuring charges, respectively.
(D)	In the first quarter of 2018, we recognized an additional charge of $1 million for a jury verdict related to the Milan Maxxforce engine EGR product litigation in our Truck segment.
(E)	In the first quarter of 2018, we recorded a charge of $46 million for the write off of debt issuance costs and discounts associated with the repurchase of our 8.25% Senior Notes and the refinancing of our previously existing Term Loan.
(F)	In the first quarter of 2018, we purchased a group annuity contract for certain retired pension plan participants resulting in a plan remeasurement. As a result, we recorded a pension settlement accounting charge of $9 million in SG&A expenses.

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Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of April 30, 2018
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$1,060	$40	$1,100
Marketable securities	40	—	40

Total cash, cash equivalents, and marketable securities	$1,100	$40	$1,140

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